CONSENT OF TERRY BRAUN

I hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to my name and to the use of the technical report titled “NI 43-101 Preliminary Economic Assessment, Ambler Project, Kobuk, AK dated effective February 1, 2012 (the “Technical Report”).

I also consent to the incorporation by reference in NovaCopper Inc.’s Registration Statement (No. 333-185127) on Form S-3 and Registration Statement (No. 333-181020) on Form S-8, of references to my name and to the use of the Technical Report, which is included in the Annual Report on Form 10-K.

DATED: February 12, 2013

/s/ Terry Braun
Name: Terry Braun